Filed pursuant to Rule 424(b)(2)

Registration No. 333-175038

PROSPECTUS SUPPLEMENT

(to Prospectus Supplement dated April 4, 2013,

Prospectus Supplement dated July 11, 2011,

and to Prospectus dated June 29, 2011)

607,555 Shares of Common Stock

Pursuant to this prospectus supplement, the accompanying prospectus supplements and the accompanying prospectus, we are offering 607,555 shares of common stock to Southridge Partners II, LP, or Southridge, at a price of $0.0823 per share, pursuant to our previously announced equity purchase agreement dated July 11, 2011, with Southridge, as amended on April 3, 2013. The total purchase price for the shares is $50,000.00. These shares are being issued as part of the commitment by Southridge to purchase, at our option, from time to time, up to $5,000,000 of common stock pursuant to the equity purchase agreement, as described in the Prospectus Supplements dated July 11, 2011 and April 4, 2013. We will receive proceeds of $50,000.00 from the sale of these shares.

Southridge may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.

We expect to issue the shares to Southridge on or about September 16, 2013. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ECPN.OB.” On September 13, 2013, the last sales price for our common stock as reported on the OTC Bulletin Board was $0.09 per share.

Investing in our common stock involves risks. See the risk factors contained in or incorporated by reference in the prospectus supplement dated July 11, 2011, including, without limitation, those referred to under the heading “Risk Factors” beginning on page S-4 thereof, those referenced on page 3 of the base prospectus dated June 29, 2011 and those contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with Securities and Exchange Commission, as modified by any Quarterly Reports on Form 10-Q and other SEC filings filed after such Annual Report, to read about the risks you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus supplements or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 16, 2013.